Exhibit 99.2

SHARE OPTION PLAN

Approved by the Company’s Shareholders May 26, 2017 and October 30, 2020

(as amended June 13, 2018 and September 24, 2020)

TABLE OF CONTENTS

Page

1. GENERAL PROVISIONS	1
1.1 Interpretation	1
1.2 Purpose	5
1.3 Administration	5
1.4 Shares Issuable under the Plan	6
2. OPTIONS	6
2.1 Grants	6
2.2 Option Exercise Price	6
2.3 Option Agreements	6
2.4 Prohibition on Transfer or Pledge of Options	7
2.5 Termination, Death or Disability of a Participant	7
2.6 Term, Vesting and Exercise of Options	8
2.7 Alternate Form of Purchase	9
2.8 Payment of Option Price	9
2.9 Right to Terminate Option, including on Change of Control, Combination, Liquidation or Dissolution of Company	10
2.10 Substitute Options upon Acquisition by the Company	12
3. GENERAL	12
3.1 Capital and Other Adjustments	12
3.2 Non-Exclusivity	13
3.3 Amendment and Termination	13
3.4 Compliance with Legislation	14
3.5 Withholding Taxes	15
3.6 No Rights as a Shareholder	15
3.7 Right to Terminate Service	15
3.8 Notices	15
3.9 Submission to Jurisdiction	16
3.10 Further Assurances	16
3.11 Counterparts	16
3.12 Information to Participants	16

1.	GENERAL PROVISIONS

1.1	Interpretation

For the purposes of the Plan (defined below), unless otherwise defined herein, the following terms have the following meanings:

(a)	“affiliate” has the meaning attributed to that term in the Canada Business Corporations Act;

(b)	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules;

(c)	“Black-Out Period” means a period of time imposed pursuant to the Insider Trading Policy of the Company upon certain designated persons during which those persons may not trade in any securities of the Company;

(d)	“Board” means the board of directors of the Company;

(e)	“Cashless Exercise” has the meaning attributed to that term in Section 2.8(b);

(f)	“Cause” in respect of a Participant has the meaning ascribed thereto in Participant’s written employment agreement with the Company, or, in the event the Participant is not party to any such written employment agreement, means “just cause” or “cause” for termination of the Participant’s employment by the Company as determined under Applicable Law;

(g)	“Change of Control” means:

(i)	the consummation of any transaction or series of transactions including any consolidation, amalgamation, arrangement, merger or issue of voting shares in the capital of the Company, the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares in the capital of the Company, measured by voting power rather than number of shares (but shall not include the creation of a holding company or similar transaction that does not involve any material change in the indirect beneficial ownership of the shares in the capital of the Company);

(ii)	the direct or indirect sale, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction (other than to any affiliates of the Company);

(iii)	the election at a meeting of the Company’s shareholders of that number of individuals that would represent a majority of the Board as directors of the Company, who are not included in the slate for election as directors proposed to the Company’s shareholders by management of the Company or a transaction or series of transactions as a result of which a majority of the directors of the Company are removed from office at any annual or special meeting of shareholders or as a result of a transaction referred to in clause (i) immediately above, or a majority of the directors of the Company resign from office over a period of 60 days or less, and the vacancies created thereby are filled by nominees proposed by any Person other than directors or management of the Company in place immediately prior to the removal or resignation of the directors; or

(iv)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii) or (iii) referred to immediately above;

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

(i)	“Combination” has the meaning attributed to that term in Section 2.11(d);

(j)	“Committee” has the meaning attributed to that term in Section 1.3(a);

(k)	“Company” means Aura Minerals Inc., a BVI Business Company incorporated and registered under the BVI Business Companies Act, 2004 (as amended) with BVI Company Number 1932701, and includes: (i) any successor to Aura Minerals Inc. resulting from any amalgamation, arrangement or other reorganization of, or involving, Aura Minerals Inc. or any continuance under the laws of another jurisdiction and (ii) any majority-owned subsidiary of Aura Minerals Inc. or any such successor;

(l)	“Disability” means the mental or physical state of the Participant such that, as a result of illness, disease, mental or physical disability or similar cause, the Participant has been unable to fulfil his or her obligations as an employee of the Company either for any consecutive six-month period or for any period of twelve months (whether or not consecutive) in any consecutive 24-month period, provided that, where the Participant has entered into a Participant Services Agreement with the Company, “Disability” will have the meaning attributed to that term, or the term equivalent in concept, contained in that Participant Services Agreement, and provided that the term “Disabled” has the same meaning with necessary grammatical changes;

(m)	“Eligible Person” means any Employee, officer, director and consultant (including any advisor) of the Company. Options may be granted only to those consultants who meet the following requirements:

(i)	the consultant is a natural person;

(ii)	the consultant must be engaged to provide on a bona fide basis consulting, technical, management, advisory or other services to the Company under a written contract between the Company and the consultant;

(iii)	the consultant provides such services on a continuous basis for an initial, renewable or extended period of twelve (12) months or more; and

(iv)	the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

A Participant will cease to be an Eligible Person on his Termination Date.

(n)	“Employee” means any Person treated as an employee in the records of the Company;

(o)	“Fair Market Value” means, at any date in respect of the Shares, the closing sale price of such Shares on the Stock Exchange (with the greatest volume of securities traded) on the trading day immediately preceding such date. In the event that such Shares did not trade on such trading day, the Fair Market Value shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day. If no quotation is made for the applicable day, the Fair Market Value on such day shall be determined in the manner set forth in the preceding sentence for the next preceding trading day. Notwithstanding the foregoing, if there is no reported closing price or high bid/low asked price that satisfies the preceding sentences, the Fair Market Value on any day shall be determined by such methods and procedures as shall be established from time to time by the Board in its sole discretion. If any Stock Exchange, other than the Toronto Stock Exchange, requires a different formula for the calculation of “Fair Market Value”; the definition of Fair Market Value shall be amended accordingly. For purposes of Options granted to or held by U.S. Taxpayers, Fair Market Value shall have the meaning provided in Exhibit A to the Plan;

(p)	“Insider” has the meaning set forth in the applicable rules of the Toronto Stock Exchange or similar term on another applicable Stock Exchange, as applicable;

(q)	“Non-Employee Director” means a director of the Company, other than a director of the Company that is an Employee;

(r)	“Option” means a right granted to an Eligible Person to purchase Shares on the terms of the Plan;

(s)	“Option Agreement” has the meaning attributed to that term in Section 2.3;

(t)	“Participant” means any Eligible Person to whom an Option has been granted or, in the case of such person’s death, his legal representative(s);

(u)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(v)	“Plan” means this share option plan of the Company, as the same may be supplemented and amended from time to time;

(w)	“Proposed Transaction” has the meaning attributed to that term in Section 2.8;

(x)	“Regulations” means the regulations governing the Plan and made by the Board from time to time, including the regulations set out in Schedule 1.1(x) as the same may be amended or supplemented from time to time;

(y)	“Security Based Compensation Arrangement” has the meaning set forth in the applicable rules of the Toronto Stock Exchange or similar term on another applicable Stock Exchange, as applicable;

(z)	“Share” means a common share of the Company and such other share as may be substituted for it as a result of any amendments to the articles of the Company, or consolidation, merger, amalgamation, arrangement, reorganization or otherwise involving the Company, including any rights that form a part of the common share or substituted share;

(aa)	“Stock Exchange” means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

(bb)	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Company are listed;

(cc)	“Termination Date” means the last date on which a Participant provides services to the Company and not the last day upon which the Company pays wages or salaries in lieu of notice of termination, whether statutory, contractual or otherwise;

(dd)	“Transfer” means any disposition, transfer, sale, exchange, assignment, gift, bequest, disposition, hypothecation, mortgage, charge, pledge, encumbrance, grant of security interest, or any arrangement by which possession, legal title or beneficial ownership passes, directly or indirectly, from one Person or entity to another, or to the same Person or entity in a different capacity, whether or not voluntary and whether or not for value, and includes any agreement to effect the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings;

(ee)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(ff)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(gg)	“U.S. Taxpayer” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom the amounts payable or Shares issued or issuable under the Plan are subject to taxation under the Code.

Words importing the singular number include the plural and vice versa, and words indicating gender include all genders. The term “including” means “including without limitation”.

The Plan will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.2	Purpose

The purpose of the Plan is to advance the interests of the Company through the motivation, attraction and retention of officers, directors and employees of the Company and such other key individuals as the Board deems reasonably appropriate.

1.3	Administration

(a)	The Plan will be administered by the Board or a committee of the Board duly appointed for such purpose by the Board. To the extent permitted by Applicable Law, the Board may delegate any or all of the powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). Except as otherwise noted, all references in the Plan to the “Board” will mean the Board or a Committee of the Board to the extent that the Board’s power or authority under the Plan has been delegated to such Committee.

(b)	Subject to the limitations of the Plan (including Section 3.3), Applicable Law and the requirements of each applicable Stock Exchange, the Board has the authority: (i) to grant to Eligible Persons Options to purchase Shares, (ii) to determine the terms, limitations, restrictions and conditions upon such grants, including the nature and duration of any restrictions applicable to a sale or other disposition of Shares acquired upon exercise of an Option and the nature of events, if any, that may cause any Participant’s rights in respect of Shares acquired upon exercise of an Option to be forfeited and the duration of the period of such forfeiture, (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to the Plan as the Board may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority or Stock Exchange, (iv) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement, and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as the Board may deem necessary or advisable. The Board’s interpretation and determination of the Plan, its guidelines and rules and the Regulations will be conclusive and binding upon all parties concerned.

(c)	Every director of the Company will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, which such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against such director, otherwise than by the Company, for or in respect of any act done or omitted in good faith by the director in respect of the Plan in the director’s capacity as a director of the Company, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in any satisfaction of any judgment rendered therein.

1.4	Shares Issuable under the Plan

The maximum number of Shares that may be issued under the Plan shall be a number equal to 8% of the number of issued and outstanding Shares on a non-diluted basis at any time, provided that the number of Shares issued or issuable under all Security Based Compensation Arrangements of the Company shall not exceed 8% of the issued and outstanding Shares, calculated from time to time at the date at which the rights to acquire Shares under such Security Based Compensation Arrangements are granted. Any Shares subject to an Option that has been granted under the Plan and that is subsequently cancelled or terminated for any reason without having been exercised will again be available for grants under the Plan. No fractional Shares may be issued, and the Board may determine the manner in which any fractional Share value will be treated.

2.	OPTIONS

2.1	Grants

(a)	An Eligible Person may receive Options on one or more occasions under the Plan and may receive separate Options on any one occasion.

(b)	The following Insider participation limits shall apply:

(i)	the number of Shares issuable to Insiders, at any time, pursuant to the Plan and other Security Based Compensation Arrangements shall not exceed 8% of the issued and outstanding Shares;

(ii)	the number of Shares issued to Insiders, within a one-year period, pursuant to the Plan and other Security Based Compensation Arrangements shall not exceed 8% of the issued and outstanding Shares; and

(iii)	the number of Shares issuable to Non-Employee Directors pursuant to the Plan and other Security Based Compensation Arrangements shall not exceed 1% of the issued and outstanding Shares.

2.2	Option Exercise Price

The Board will establish the exercise price of an Option at the time that the Option is granted, which exercise price must be in all cases not less than the price required by applicable regulatory authorities or any applicable Stock Exchange, which in the case of (a) the Toronto Stock Exchange or (b) any Option granted to a U.S. Taxpayer, is the Fair Market Value.

2.3	Option Agreements

Each Option must be confirmed by an agreement in substantially the form attached hereto as Schedule 2.3(A) or the form attached hereto as Schedule 2.3(B), or in such other form as is approved of by the Board from time to time (each, an “Option Agreement”) signed by the Company and by the Participant.

2.4	Prohibition on Transfer or Pledge of Options

Options are personal to the Participant and are non-transferable except as provided herein. No Participant may Transfer any Option or any interest in any Option now or hereafter held by the Participant except in accordance with the Plan. A purported Transfer of any Option in violation of the Plan will not be valid, and the Company will not issue any Shares upon the attempted exercise of an improperly Transferred Option. Upon death of a Participant, the Participant’s Option(s) will become part of the Participant’s estate, and any right of the Participant may be exercised by the deceased Participant’s legal representatives in accordance with the Plan, provided the legal representatives comply with all obligations of the deceased Participant. If the legal representatives of a deceased Participant exercise a Participant’s Option in accordance with the terms of the Plan, the Company will have no obligation to issue any Shares until evidence satisfactory to the Company has been provided by the legal representatives that they are entitled to purchase Shares under the Plan.

For greater certainty, a Participant may not mortgage, hypothecate, pledge or grant a security interest in any Option.

Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act, or after the Board determines that it is, will, or may no longer be relying upon the exemption from registration under the U.S. Exchange Act as set forth in Rule 12h-1(f) promulgated under the U.S. Exchange Act, an Option, or prior to exercise, the Shares subject to the Option, may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the U.S. Exchange Act, respectively), other than to (i) persons who are “family members”) as defined in Rule 701(c)(3) under the U.S. Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of the Participant upon the death or disability of the Participant. Notwithstanding the foregoing sentence, the Board, in its sole discretion, may determine to permit transfers to the Company or in connection with a change of control or other acquisition transaction involving the Company to the extent permitted by Rule 12h-1(f).

2.5	Termination, Death or Disability of a Participant

(a)	If a Termination Date occurs in respect of a Participant for any reason whatsoever other than death, Disability or termination with Cause and subject to any determination to the contrary by the Board, each Option held by the Participant will cease to be exercisable on the earlier of (i) the expiry date of the Option and (ii) 90 days after the Termination Date. For greater certainty, the Participant will be entitled to exercise the Option only to the extent such Option was by its terms exercisable on the Participant’s Termination Date. Notwithstanding the foregoing, the Board may, in its discretion, determine that any unvested Options held by the Participant will immediately vest and become exercisable in accordance with Section 2.6(d).

(b)	If a Termination Date occurs in respect of a Participant because of resignation from the Company by the Participant, all vested and unvested portions of Options held by that Participant will terminate immediately upon such resignation.

(c)	If a Participant dies or becomes Disabled, and subject to any determination to the contrary by the Board, each Option held by the Participant will cease to be exercisable on the earlier of (i) the expiry date of the Option and (ii) 90 days after the Termination Date. For greater certainty, the Participant or the legal representatives of the Participant as the case may be, will be entitled to exercise the Option only to the extent such Option was by its terms exercisable on the date of death or determination of Disability.

(d)	Notwithstanding Section 2.5(a), if a Participant is terminated with Cause, all vested and unvested portions of Options held by that Participant will terminate immediately upon such termination and, in the case of vested portions of Options, cease to be exercisable.

(e)	Without limitation, and for greater certainty only, this Section 2.5 will apply regardless of whether the Participant was terminated with or without Cause and regardless of whether the Participant received compensation in respect of termination or was entitled to a period of notice of termination that would otherwise have permitted a greater portion of the Option to vest in the Participant.

2.6	Term, Vesting and Exercise of Options

(a)	Unless otherwise determined by the Board, Options must expire no later than eight years after the date of grant or after such other period as may be required by any applicable regulatory authority or Stock Exchange.

(b)	Except as otherwise determined by the Board or as otherwise provided in any Option Agreement, Options will vest yearly on a “straight line basis” as to one-third of the Shares under such Option commencing on the date that is two and one half years (2.5) from the anniversary of the date of grant (being the date upon which the Participant entered into an Option Agreement with the Company or the start date of employment or engagement or as otherwise specified in any Option Agreement, as applicable) for a period of three years (for greater certainty, 1/3 equally commencing on year 2.5, 3.5 and 4.5).

(c)	Notwithstanding Section 2.6(b), if the expiry of an Option falls during a Black-Out Period, the expiry date of the Option shall be automatically extended to the tenth business day following the end of such Black-Out Period.

(d)	Subject to any prior approval, if required, by any Stock Exchange or other securities regulatory authority, the Board may, in its discretion, subsequent to the time of granting Options hereunder, permit a Participant to exercise any or all of the unvested Options then outstanding and granted to the Participant under the Plan, in which event all such unvested Options then outstanding and granted to the Participant shall be deemed to be immediately exercisable during such period of time as may be specified by the Board, provided that such periods of time shall not be less than the periods of time for the circumstances provided for in Section 2.5(a)(ii) and (c)(ii).

(e)	Notwithstanding Section 2.6(d), subject to any applicable Stock Exchange Rules or other Applicable Law, the Board may, by resolution, accelerate the date on which any unvested Option may be exercised or extend the expiration date of any Option, provided that the Board shall not, in the event of any such acceleration or extension, be under any obligation to accelerate or extend the date on or by which any other Options may be exercised by any other Participant(s), and provided further that the expiration date may not be extended beyond the period provided for in Section 2.6(a).

(f)	An Option will be exercisable only by delivery of a written notice substantially in the form set forth in the applicable Option Agreement, or in such other form as is approved of by the Board from time to time, to any one of the Chief Executive Officer, Senior Executive Vice President, Chief Financial Officer or Corporate Secretary or any other representative of the Company designated by the Board to accept such notices on its behalf, specifying the number of Shares for which such Option is exercised and accompanied by either (i) payment as described in Section 2.8(a), or (ii) a Cashless Exercise under Section 2.8(b).

(g)	By the exercise of an Option, the Participant will be deemed to have irrevocably appointed any one of the Chief Executive Officer, Senior Executive Vice President, Chief Financial Officer or Corporate Secretary (or failing any of them any other representative of the Company designated by the Board) his attorney to effect the issuance of the Shares acquired by the Participant, if required, through an Option exercise as described in this section, on the books of the Company.

2.7	Alternate Form of Purchase

(a)	In any case in which an Option is outstanding, the Company may elect to purchase for cancellation the Option for an amount equal to the difference between the Fair Market Value of the underlying Shares (or any lesser amount agreed upon by the Company and the Participant) and the aggregate exercise price of such underlying Shares, subject to the payment to the Company of any applicable taxes by the Participant. However, this right may be exercised by the Corporation only with the consent of the Participant, which consent may be withheld for any reason.

(b)	In any case in which an Option is duly exercised, the Company may, in its sole discretion, elect to provide cash in lieu of Shares in an amount equal to the difference between the Fair Market Value of the underlying Shares (or any lesser amount agreed upon by the Company and the Participant) and the aggregate exercise price of such underlying Shares, subject to the payment to the Company of any applicable taxes by the Participant.

(c)	In the sole discretion of the Board and subject to any Applicable Law or applicable Stock Exchange Rules, the Board may (i) use a volume weighted average of the previous 7 trading days for the Fair Market Value (“7-day VWAP”) for cancellations or exercises noted in 2.7(a) and 2.7(b), respectively; and (ii) analyze and, if deemed appropriate, exclude any anomalous trades from the 7-day VWAP.

2.8	Payment of Option Price

(a)	Subject to the following, the exercise price of each Share purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise.

(b)	Any Participant may elect to effect a cashless exercise of any or all of such Participant’s right under an Option (a “Cashless Exercise”). In connection with any such Cashless Exercise, the Participant shall be entitled to receive, without any cash payment (other than the taxes required to be paid in connection with the exercise which must be paid by the Participant to the Company in cash at the time of exercise or as otherwise provided herein), such number of whole Shares (rounded down to the nearest whole number) obtained pursuant to the following formula:

x	=	[a (b – c)]
b

where

x	=	the number of whole Shares to be issued
a	=	the number of Shares under Option subject to the Cashless Exercise
b	=	the Fair Market Value of the Shares on the date of the Cashless Exercise
c		the exercise price of the Option subject to the Cashless Exercise

In connection with each Cashless Exercise, the full number of Shares issuable (item (a) in the formula set forth immediately above) shall be considered to have been issued for the purposes of the reduction in the number of Shares which may be issued under the Plan, if applicable.

(c)	The Company reserves the right, at any and all times, in the Company’s sole discretion and subject to Applicable Law or the requirements of any applicable Stock Exchange, to amend or terminate any program or procedure for the exercise of Options by means of a Cashless Exercise.

(d)	Upon receipt of payment in full (or as herein provided) and subject to the terms of the Plan, including Section 3.5, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

2.9	Right to Terminate Option, including on Change of Control, Combination, Liquidation or Dissolution of Company

Notwithstanding any other provision of the Plan, if the Board at any time determines it advisable to do so in connection with any of the following events (each, a “Proposed Transaction”):

(a)	any Change of Control or any proposed Combination;

(b)	any proposed dissolution, liquidation or winding-up of the Company, either voluntarily or involuntarily;

(c)	any other proposed distribution of the assets of the Company among shareholders for the purpose of winding up its affairs;

(d)	any proposed merger, consolidation, share exchange, reorganization, amalgamation, arrangement, take-over bid, reverse take-over or other business combination or other transaction or series of related transactions pursuant to which all or part of the business of the Company is combined with that of the any other Person (a “Combination”);

(e)	any proposed acquisition, directly or indirectly through any one or more transactions, by any Person other than the Company of: (i) any of the shares of any class of shares in the capital of the Company; or (ii) all or substantially all of the assets of the Company;

(f)	any proposed long term lease or license of all or substantially all of the assets of the Company or of any subsidiary of the Company (other than a sale, transfer or license to a wholly-owned subsidiary of the Company);

(g)	any combination of the foregoing;

(h)	or any like proposed transaction,

the Board, having regard to its fiduciary duties and the best interests of the Company, will address the economic value of the rights that Participants, as a group, have in outstanding Options in whatever manner the Board deems to be reasonable in the circumstances, including any of the following:

(i)	provide that the Options are assumed, or rights equivalent to the Options are substituted, by the acquiring or succeeding corporation (or an affiliate);

(j)	upon written notice to Participants, provide that all unexercised Options (both vested and/or unvested portions thereof) will terminate immediately prior to the consummation of the Proposed Transaction unless those portions of Options which have vested are exercised by respective Participants within a specified number of days following the date of the notice;

(k)	in case of a Combination under the terms of which holders of Shares will receive cash and/or other consideration for each Share surrendered in the Combination, provide for the delivery to each Participant of the cash and/or other consideration that the Participant would have received had the Participant exercised all of the Participant’s outstanding vested Options immediately prior to the Combination less the amount the Participant would have been required to pay to the Company on that exercise, in cash and/or in a portion of any other consideration having a fair market value equal to the amount, in exchange for the termination of all of the Participant’s vested and unvested Options;

(l)	require Participants to surrender their outstanding (vested and unvested) Options in exchange for a payment, in cash, Shares or other appropriate consideration as determined by the Board, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to each Participant’s unexercised (vested) Options exceeds the exercise price of those Options (treating all unexercised (vested) portions of Options as being fully exercisable for purposes of this calculation);

(m)	complete a transaction or series of transactions which are intended to provide to Participants economic consequences which are substantially similar to or more favourable than those provided in Sections 2.9(i) through (l); or

(n)	complete a combination of the procedures contemplated by Sections 2.9(i) through (m), including providing on a good faith basis for certain Participants or groups of Participants to be subject to different procedures than other Participants or groups of Participants.

In the case of any Proposed Transaction, the Board may, in its discretion, advance any waiting, vesting or instalment period and exercise date. In the event that a Participant holds his or her Option(s) as an Employee or other Eligible Person and such Participant ceases to be an Employee or other Eligible Person at any time before six months have expired from the effective date of a Change of Control, then notwithstanding the vesting provisions of the Plan or the option agreement governing the Options held by such Participant, all unvested Options of such Participant will immediately vest and become immediately exercisable and the expiry date for such Options shall be the 90th day following the effective date of such Change of Control.

For the purposes of this Section 2.9, if the cash and/or other consideration that the Participant is entitled to receive after deducting the amount that the Participant would have been required to pay to the Company on exercise of Options, if applicable, is not greater than zero, the Options shall be cancelled for no additional consideration.

2.10	Substitute Options upon Acquisition by the Company

The Company may grant Options under the Plan in substitution for options held by directors, officers or employees of, or consultants to, another entity who become Eligible Persons as a result of a merger or consolidation of the other entity with the Company, or as a result of the acquisition by the Company of property or securities of the other entity. The Company may direct that substitute Options be granted on any terms and conditions that the Board considers appropriate in the circumstances, subject to Applicable Laws and the requirements of each applicable regulatory authority and Stock Exchange.

3.	GENERAL

3.1	Capital Adjustments

If there is any change in the outstanding Shares by reason of a share dividend or split, subdivision, recapitalization, consolidation, combination or exchange of shares, distributions or other similar corporate change, subject to any prior approval required of applicable regulatory authorities or Stock Exchange, the Board may make appropriate substitution or adjustment in:

(a)	the Fair Market Value of the Shares on any relevant date and/or any exercise price of unexercised Options;

(b)	the number or kind of shares or other securities or property (including cash) issuable pursuant to the Plan; and

(c)	the number and kind of shares subject to unexercised Options theretofore granted and in the exercise price of those Options,

provided, however, that no substitution or adjustment will obligate the Company to issue or sell fractional shares.

3.2	Non-Exclusivity

Subject to any required regulatory, Stock Exchange or shareholder approval and Section 1.4, nothing contained herein will prevent the Board from adopting other additional security or other compensation arrangements for the benefit of any Participant.

3.3	Amendment and Termination

(a)	The Board may amend, suspend or terminate the Plan or any portion of it at any time in accordance with Applicable Law and subject to any required regulatory, applicable Stock Exchange or shareholder approval. However, except as otherwise provided in the Plan, unless consent is obtained from the affected Participant, no amendment, suspension or termination may materially impair any Options, or any rights related to Options, that were granted to that Participant prior to the amendment, suspension or termination. Any amendments to the Plan to change the maximum number of percentage of Shares issuable pursuant to Options granted under the Plan shall be deemed not to materially impair the rights of any Participant.

(b)	Without limiting the generality of the foregoing, the Board, subject to Section 3.3(c), may make the following amendments to the Plan or an Option granted under the Plan, as applicable, without obtaining approval of any Participant or shareholder of the Company:

(i)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with Applicable Law and regulatory requirements, including the requirements of any applicable Stock Exchange, in place from time to time;

(ii)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(iii)	amendments to the provisions of the Plan respecting the terms and conditions on which Options may be granted pursuant to the Plan, including the vesting schedule;

(iv)	the addition of, and any subsequent amendment to, any financial assistance provision;

(v)	amendments to the Plan that are of a “housekeeping” nature;

(vi)	amendments to the provisions relating to a Change of Control; and

(vii)	any other amendments not requiring shareholder approval under Applicable Laws or the requirements of any Stock Exchange.

(c)	Without limiting the generality of the foregoing, the Board may not, without the approval of the Company’s shareholders, make amendments to the Plan or an Option granted under the Plan with respect to the following:

(i)	an increase to the maximum number or percentage of securities issuable under the Plan;

(ii)	amendment provisions granting additional powers to the Board to amend the Plan or entitlements thereunder;

(iii)	a reduction in the exercise price of an outstanding Option or other entitlements under the Plan;

(iv)	any cancellation and reissue of Options or other entitlements;

(v)	any change to the categories of individuals eligible to be selected for grants of Options where such change may broaden or increase the participation of Non-Employee Directors under the Plan;

(vi)	an amendment to the prohibition on Transfer of Options in Section 2.4;

(vii)	an amendment to the amendment provisions in this Section 3.3;

(viii)	an extension to the term of Options; and

(ix)	any changes to Insider or Non-Employee Director participation limits.

(d)	Notwithstanding the foregoing, no amendment to the Plan which, pursuant to: (i) the Securities Act (Ontario) and the regulations and rules promulgated thereunder; (ii) any rules and regulations of any applicable Stock Exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any time; or (iii) any other Applicable Laws, rules and regulations of any jurisdiction requiring action by the shareholders, requires action by the shareholders may be made without obtaining, or being conditioned upon, shareholders’ approval.

(e)	If the Plan is terminated, the provisions of the Plan and the Regulations and any administrative-guidelines and other rules adopted by the Board and in force at the time of implementation of the Plan will continue in effect as long as any Option remains outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or to any outstanding Option that the Board would have been entitled to make if the Plan were still in effect.

3.4	Compliance with Legislation

The Company will not be obligated to grant any Options, issue any Shares on the exercise of an Option, make any payments or take any other action pursuant to the Plan or an Option Agreement if, in the opinion of the Board (in this Section 3.4, “Board” will not include a Committee) exercising its discretion, such action would conflict or be inconsistent with any Applicable Law or regulation of any governmental agency having jurisdiction, including, in particular, any federal, provincial or state securities laws, or the requirements of any applicable Stock Exchange, and the Board reserves the right to refuse to take such action for so long as such conflict or inconsistency remains outstanding. If such conflict or inconsistency remains outstanding for more than 12 months after the date of exercise of an Option, the Board will take such steps to provide the Participant with compensation which is equitable and appropriate in the circumstances, in which case the actions taken by the Company in consequence of such determination will be deemed to have satisfied the Company’s obligations that would otherwise have existed.

3.5	Withholding Taxes

If the Company is required under the a tax act or any other Applicable Law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by a Participant, then the Participant shall, concurrently with the exercise or disposition pay to the Company, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Company to be the amount necessary to fund the required tax remittance:

Without limiting the generality of the foregoing, the Company will have the right to deduct from payments of any kind otherwise due to the Participant any taxes of any kind required to be withheld by the Company as a result of the Participant’s exercise or disposition of Options. Payment of withholding taxes may be made (i) by bank draft or certified cheque or (ii) through and in accordance with the terms and conditions of any Cashless Exercise program established by the Board, subject to the discretion of the Board to require payment in cash if it determines that payment by other methods is not in the best interests of the Company.

3.6	No Rights as a Shareholder

No Participant will have any rights as a shareholder in respect of any Shares issuable upon exercise of an Option (including the right to receive dividends or other distributions therefrom or thereon), unless and until and except to the extent that such Share has been paid for and issued and a share certificate delivered upon proper exercise of the Option.

3.7	Right to Terminate Service

Nothing contained in the Plan or in any Option granted hereunder will restrict the right of the Company to terminate the employment, consulting or other service of any employee or consultant at any time and for any reason, with or without notice.

3.8	Notices

Any notice or other communication required or permitted to be given under the Plan will be in writing and will be given by prepaid first-class mail, by electronic mail or other means of electronic communication or by hand-delivery as provided below. Any notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth business day after the post-marked date, or if sent by electronic mail other means of electronic communication, will be deemed to have been received on the day of sending, or if delivered by hand will be deemed to have been received on the day on which it is delivered to the applicable address noted below either to the individual designated below or to an individual at that address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this Section 3.8. Notices and other communications will be addressed, if to the Company, to the head office of the Company, Attention: Chief Executive

Officer or the Corporate Secretary and, if to a Participant, at the last address which appears on the records of the Company.

3.9	Submission to Jurisdiction

The Company and each Participant irrevocably submit to the non-exclusive jurisdiction of the courts of Ontario in respect of all matters relating to the Plan and any Option Agreement.

3.10	Further Assurances

Each Participant will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all further acts, documents and things as the Company may reasonably require from time to time for the purpose of giving effect to the Plan and will use reasonable efforts and take all steps as may be reasonably within the Participant’s power to implement to their full extent the provisions of the Plan.

3.11	Counterparts

Any Option Agreement or other document contemplated under the Plan may be signed in counterparts and each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. Counterparts may be delivered by facsimile or other means of electronic communication.

3.12	Information to Participants

Beginning on the earlier of (i) the date that the aggregate number of Participants under this Plan is five hundred (500) or more and the Company is relying on the exemption provided by Rule 12h-1(f)(1) under the U.S. Exchange Act and (ii) the date that the Company is required to deliver information to Participants pursuant to Rule 701 under the U.S. Securities Act, and until such time as the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act, is no longer relying on the exemption provided by Rule 12h-1(f)(1) under the U.S. Exchange Act or is no longer required to deliver information to Participants pursuant to Rule 701 under the U.S. Securities Act, the Company shall provide to each Participant the information described in paragraphs (e)(3), (4) and (5) of Rule 701 under the U.S. Securities Act not less frequently than every six (6) months with the financial statements being not more than 180 days old and with such information provided either by physical or electronic delivery to the Participants or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. The Company may request that Participants agree to keep the information to be provided pursuant to this section confidential. If a Participant does not agree to keep the information to be provided pursuant to this section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to Rule 12h-1(f)(1) under the U.S. Exchange Act or Rule 701 under the U.S. Securities Act.

Exhibit A
to
AURA MINERALS INC.
Share Option Plan

This Exhibit sets forth special provisions of the Aura Minerals Inc. Share Option Plan (the “Plan”) that apply to Participants who are U.S. Taxpayers. This Exhibit shall apply to such Participants notwithstanding any other provisions of the Plan. Terms defined elsewhere in the Plan and used herein shall have the meanings set forth in the Plan, as may be amended from time to time.

Definitions

For purposes of this Exhibit:

“Fair Market Value” means, at any date in respect of the Shares, the closing sale price of such Shares on the Stock Exchange (with the greatest volume of securities traded) on the trading day immediately preceding such date. In the event that such Shares are listed or quoted on a Stock Exchange but did not trade on such trading day, the Fair Market Value shall be the closing sale price of such Shares on the Stock Exchange on the closest preceding date on which the Shares did trade. Notwithstanding the foregoing, if there is no reported closing price that satisfies the preceding sentences or if the Shares are no longer listed or quoted on a Stock Exchange, the Fair Market Value on any day shall be determined by such methods and procedures as shall be established from time to time by the Board in its sole discretion. If any Stock Exchange, other than the Toronto Stock Exchange, requires a different formula for the calculation of “Fair Market Value”; the definition of Fair Market Value shall be amended accordingly; provided that such definition complies with the applicable requirements under Section 409A;

“Incentive Stock Option” or “ISO” means an Option granted to a U.S. Taxpayer that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code;

“Nonqualified Stock Option” means an Option granted to a U.S. Taxpayer that is not an Incentive Stock Option.

“Separation From Service” shall mean that employment or service with the Company and any entity that is to be treated as a single employer with the Company for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed.

“Specified Employee” means a U.S. Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and using the identification methodology selected by the Company from time to time.

“10% Shareholder” means a person who owns (taking into account the constructive ownership rules under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company (or of any subsidiary of the Company)

Special Provisions Applicable to Incentive Stock Options Issued to U.S. Taxpayers

Number of Shares for Incentive Stock Options. Notwithstanding any other provision of the Plan to the contrary, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 50,000,000 subject to adjustment as provided in Section 3.1 of the Plan and subject to the provisions of Section 422 and 424 of the Code or any successor provision.

Designation of Options. The Option Agreement relating to any Option granted to a U.S. Taxpayer shall specify whether such Option is an Incentive Stock Option or a Nonqualified Stock Option. If no such specification is made, the Option will be (a) an Incentive Stock Option if all of the requirements under the Code are satisfied or (b) in all other cases, a Nonqualified Stock Option.

Requirements for Incentive Stock Options. In addition to the other provisions of this Plan (and notwithstanding any other provision of this Plan to the contrary), the following limitations and requirements will apply to an Incentive Stock Option:

(a)	an Incentive Stock Option may be granted only to employees (including a director or officer who is also an employee) of the Company (or of any subsidiary of the Company within the meaning of Section 424 of the Code). For purposes of this Section, the term “employee” shall mean a person who is an employee for purposes of Section 422 of the Code;

(b)	to the extent that the aggregate Fair Market Value of Shares (determined as of the date of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by a U.S. Taxpayer during any calendar year (under this Plan and all other plans of the Company and of any parent or subsidiary of the Company within the meaning of Section 424 of the Code) exceeds US$100,000, or any limitation subsequently set forth in Section 422(d) of the Code, such excess shall be considered a Nonqualified Stock Option;

(c)	the exercise price payable per Share upon exercise of an Incentive Stock Option will not be less than 100% of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a U.S. Taxpayer who, at the time such Incentive Stock Option is granted, is a 10% Shareholder, the exercise price payable per Share upon exercise of such Incentive Stock Option will be not less than 110% of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option;

(d)	an Incentive Stock Option will terminate and no longer be exercisable no later than 10 years after the date of grant of such Incentive Stock Option (or such shorter period provided in the Plan or Option Agreement); provided, however, that in the case of a grant of an Incentive Stock Option to a U.S. Taxpayer who, at the time such Incentive Stock Option is granted, is a 10% Shareholder, such Incentive Stock Option will terminate and no longer be exercisable no later than 5 years after the date of grant of such Incentive Stock Option;

(e)	if a U.S. Taxpayer who has been granted an Incentive Stock Option ceases to be an employee of the Company (or by a subsidiary of the Company within the meaning of Section 424 of the Code) for any reason, whether voluntary or involuntary, other than death, permanent disability or just cause, then in order for the ISO to retain ISO status, the ISO must be exercised by the earlier of (i) the date that is three months after the date of cessation of employment or (ii) the expiration of the term of such Incentive Stock Option. For the purposes of this Section, the employment of a U.S. Taxpayer who has been granted an Incentive

Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Administrator that does not exceed ninety (90) days in the aggregate; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such ninety (90) day limitation will not apply, or (b) a transfer from one office of the Company (or of any subsidiary) to another office of the Company (or of any parent or subsidiary) or a transfer between the Company and any parent or subsidiary. If a U.S. Taxpayer who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary of the Company within the meaning of Section 424 of the Code) because of the death of a permanent disability of such U.S. Taxpayer or such U.S. Taxpayer’s personal representatives or administrators, or any person or persons to whom such Incentive Stock Option is transferred by will or the applicable laws of descent and distribution, as the case may be, may exercise such Incentive Stock Option (to the extent such Incentive Stock Option was exercisable on the date of death of permanent disability, as the case may be) at any time prior to the earlier of (i) the date that is twelve (12) months after the date of death or permanent disability, as the case may be, or (ii) the expiration of the term of such Incentive Stock Option. For the purposes of this paragraph, “permanent disability” is defined in Section 22(e) of the Code. If a U.S. Taxpayer who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary of the Company within the meaning of Section 424 of the Code) for Cause, the right to exercise such Incentive Stock Option will terminate on the date of cessation of employment, unless otherwise determined by the Board;

(f)	an Incentive Stock Option granted to a U.S. Taxpayer may be exercised during such U.S. Taxpayer’s lifetime only by such U.S. Taxpayer;

(g)	an Incentive Stock Option granted to a U.S. Taxpayer may not be transferred, assigned or pledged by such U.S. Taxpayer, except by will or by the laws of descent and distribution; and

in the event that this Plan is not approved by the shareholders of the Company within twelve (12) months before or after the date on which this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan will automatically be deemed to be a Nonqualified Stock Option.

Special Provisions Applicable to Participants Subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”)

Compliance with Section 409A

In General. Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment made in respect of Options shall be deemed to be a separate payment for purposes of Section 409A. Each U.S. Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold such U.S. Taxpayer (or any Beneficiary) harmless from any or all of such taxes or penalties.

No U.S. Taxpayer or the creditors or beneficiaries a U.S. Taxpayer shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any U.S. Taxpayer or for the benefit of any U.S. Taxpayer under the Plan may not be reduced by, or offset against, any amount owing by any such U.S. Taxpayer to the Company.

Extensions. Any extension of the expiry date of an Option pursuant to Section 2.7(c) of the Plan shall be subject to the requirements of United States Treasury Regulation Section 1.409A-1(b)(5)(v)(c)(1).

Adjustments Assumptions and Substitutions. Any adjustment to, assumption of or amendment of an outstanding Option granted to a U.S. Taxpayer (including, but not limited to, adjustments, assumptions and substitutions contemplated under Sections 2.10, 2.11 and/or 3.1 of the Plan, will be made so as to comply with, and not create any adverse consequences under, Section 409A.

Distributions to Specified Employees. Solely to the extent required by Section 409A, any payment in respect of Options which the Company has determined in good faith constitutes deferred compensation subject to Section 409A and which has become payable by reason of a Separation from Service to any Participant who is determined to be a Specified Employee at the time of such Separation from Service shall not be paid before the date which is six months after such Specified Employee’s Separation from Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

Amendment of Exhibit. Subject to Applicable Law, the Board shall retain the power and authority to amend or modify this Exhibit, the Plan or any Option Agreement to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A or to avoid the imposition of taxes or penalties under Section 409A. Such amendments may be made without the approval of any U.S. Taxpayer.

SCHEDULE 1.1(X)

REGULATIONS UNDER THE AURA MINERALS INC.
SHARE OPTION PLAN

In these Regulations, unless otherwise defined herein, capitalized terms have the same meaning as set forth in the Aura Minerals Inc. Share Option Plan (as the same may be supplemented and amended from time to time) (the “Plan”).

“Year”, with respect to any Option granted under the Plan, means the twelve-month period commencing on the date of the granting of the Option or on any anniversary thereof.

Not less than 100 Shares may be purchased at any one time except where the remainder totals less than 100 Shares.

Unless otherwise approved by the Board, no Option will be granted to any person who is an officer or employee of the Company and who has reached the age of normal retirement as fixed from time to time by the Board.